Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

1.     Diodes Taiwan Incorporated - corporation organized and existing under the laws of the Republic of China (Taiwan) with principal offices located at 5 Fl., 510-16 Chung-Cheng Road, Hsin-Tien City, Taipei, Taiwan, Republic of China. This subsidiary conducts business under its own name and is a wholly owned subsidiary of Diodes International B.V.

2.     Shanghai KaiHong Electronic Company, Limited - corporation formed under the laws of the People’s Republic of China with principal offices located at No. 999 Chen Chun Road, Xingqiao Town, Songjiang County, Shanghai, People’s Republic of China. This subsidiary conducts business under its own name. This is a 95% majority-owned joint venture and a subsidiary of Diodes Hong Kong Holding Company Limited.

3.     Diodes FabTech Incorporated - corporation formed under the laws of Delaware with principal offices located at 777 N.W. Blue Parkway, Suite 350, Lee's Summit, Missouri 64086-5709. This subsidiary conducts business under its own name and is a wholly owned subsidiary of Diodes Incorporated. The registrant acquired this business on December 1, 2000.

4.     Diodes-Hong Kong Limited - corporation formed under the laws of Hong Kong, China with registered offices located at Unit 511 5/F Tower 1, Silvercord, 30 Canton Rd, Kowloon, Hong Kong, China. This subsidiary conducts business under its own name and is a wholly owned subsidiary of Diodes International B.V.

5.     Shanghai KaiHong Technology Company, Limited - corporation formed under the laws of the People’s Republic of China with principal offices located at Plant No.1, Lane 18, SanZhuang Road, Songjiang Export Zone, Shanghai, People’s Republic of China. This subsidiary conducts business under its own name. This is a 95% majority-owned joint venture and a subsidiary of Diodes Hong Kong Holding Company Limited.

6.     Anachip Corporation - corporation organized and existing under the laws of the Republic of China (Taiwan) with principal offices located at 2 Fl., 24-2 Gongyedong 4th Road, Hsinchu Science Park, Hsinchu 230077, Taiwan, Republic of China. This subsidiary conducts business under its own name and is a 99.81% majority-owned subsidiary of Diodes Taiwan Incorporated.

7.     Diodes International B.V. - corporation formed under the laws of Netherlands with principal offices located at Prins Bernhardplein 200, 1097JB Amsterdam, Netherlands. This subsidiary conducts business under its own name and is a wholly owned subsidiary of Diodes Incorporated.

8.     Diodes Hong Kong Holding Company Limited - corporation formed under the laws of Hong Kong, China with principal offices located at Unit 511 5/F Tower 1, Silvercord, 30 Canton Rd, Kowloon, Hong Kong, China. This subsidiary conducts business under its own name and is a wholly owned subsidiary of Diodes International B.V.

9.     Diodes Germany GmbH - corporation formed under the laws of Germany with principal offices located at Prinzregentenstr 18, 80538, Munich, Germany. This subsidiary conducts business under its own name and is a wholly owned subsidiary of Diodes International B.V.

10.   Diodes United Kingdom Limited - corporation formed under the laws of United Kingdom with principal offices located at 20-22 Bedford Row, London WC1R 4JS, United Kingdom. This subsidiary conducts business under its own name and is a wholly owned subsidiary of Diodes International B.V.

11.   Diodes Korea Incorporated - corporation formed under the laws of Korea with principal offices located at 6Fl, Changhwa Building, 1005-5, Yeongtong-dong, Yeongtong-gu, Suwon-si, Gyeonggi-do, Korea, 443813. This subsidiary conducts business under its own name and is a wholly owned subsidiary of Diodes International B.V.